Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1) on Form S-3 and related Prospectus of Harris Stratex Networks, Inc. for the registration of 520,445 shares of its common stock and to the incorporation by reference therein of our report dated September 12, 2008 with respect to the financial statements of Harris Stratex Networks, Inc. for the years ended June 27, 2008 and June 29, 2007 and the effectiveness of internal control over financial reporting of Harris Stratex Networks, Inc. as of June 27, 2008 included in the Annual Report (Form 10-K) for the year ended June 27, 2008, filed with the Securities and Exchange Commission and our review report dated October 31, 2008 with respect to the financial statements of Harris Stratex Networks, Inc. as of September 26, 2008 and for the three-month periods ended September 26, 2008 and September 28, 2007 included in the Quarterly Report (Form 10-Q) for the period ended September 26, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Raleigh, NC
December 17, 2008